Exhibit 99.1

Contact:	Julie H. Craven
Hormel Foods
media@hormel.com
507-437-5345

Hormel Foods Elects Three New Members to Board of Directors

AUSTIN, Minn., (Sept. 27, 2011) — Hormel Foods Corporation (NYSE: HRL) today announced Glenn S. Forbes, M.D., Stephen M. Lacy and Michael J. Mendes were elected to the Hormel Foods Board of Directors during its Sept. 24 meeting.

“We welcome Glenn, Stephen and Michael to the board and look forward to the insight they will contribute from their respective industries to help us continue growing the company,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer at Hormel Foods.

Forbes, 63, is the medical director for initiatives in diversified business activities for medical imaging services at Mayo Clinic in Rochester, Minn. He joined the staff of Mayo Clinic in 1977 and has served as a member of the board of governors, board of trustees and as chair of the Rochester executive board. In addition, he has supported Mayo Clinic as medical director in state government affairs and public relations.

Lacy, 57, is chairman of the board, president and chief executive officer at Meredith Corporation, which is headquartered in Des Moines, Iowa. He joined the company in 1998 as chief financial officer and assumed his current position in 2010. Prior to joining Meredith Corporation, Lacy held positions at Johnson & Higgins, Commtron Corporation and Deloitte Haskins & Sells.

Mendes, 48, is chairman of the board, president and chief executive officer at Diamond Foods Inc., which is headquartered in San Francisco, Calif. He serves on the board of directors for the Grocery Manufacturers Association, and formerly served on the advisory board for The Wine Group. Mendes joined the company in 1991 as vice president of international sales and marketing and assumed his current position in 1997. Prior to joining Diamond Foods Inc., he held positions at Dole Food Company Inc. and with the State of California.

Forbes, Lacy and Mendes were nominated to fill the seats created by the retirements of Ronald D. Pearson, Hugh C. Smith, M.D. and John G. Turner. Pearson, who became a director in 2007, will retire effective Sept. 30, 2011. Smith and Turner, who became directors in 2006 and 2000, respectively, will retire effective Nov. 21, 2011.

“We want to thank Ron, Hugh and John for their dedicated leadership and strategic insight, which has helped advance our business,” Ettinger said. “We wish them the best in their retirements.”

Also effective Nov. 21, John L. Morrison will replace Turner as lead director of the board.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.